                                                                    EXHIBIT 99.2

                                  NEWS RELEASE
                                  ------------

FOR:  The Money Store                      Contact:     The Money Store Inc.
      2840 Morris Avenue                                Michael Benoff
      Union, New Jersey 07083                           (916) 554-8010

                                                        Jeff Rogers
                                                        (916) 554-8333

                                                        The Marcus Group
                                                        Cyndi Nicholas
                                                        (609) 393-2211

For Immediate Release:      October 23, 1996
----------------------

          The Money Store Reports 72% Increase in Third Quarter Earnings to Record Level, 79% Increase for First Nine Months, Increases Dividend; and Announces Mandatory Convertible Preferred Stock Offering

Union, NJ - The Money Store Inc. (Nasdaq-MONE) today reported an increase in net income of 72% for the third quarter of 1996 and 79% for the first nine months of 1996, compared with 1995 results for each period. Net income rose to $22.7 million for the quarter ended September 30, 1996, compared to 1995 third quarter net income of $13.2 million, and to $55.8 million for the first nine months of 1996, compared to $31.2 million for the comparable 1995 period.

Earnings per share for the third quarter of 1996 were $0.38, an increase of 46% from earnings per share of $0.26 in the third quarter of 1995. Earnings per share for the first nine months of 1996 were $0.95, up 56% from earnings per share of $0.61 for the same period in 1995. Per share amounts have been restated to reflect a stock split in December 1995. The weighted average number of shares outstanding for the quarter was up 16% to 59.1 million compared to the prior-year period, primarily due to the issuance of 5.9 million new common shares on March 11, 1996 in an underwritten public offering. Net income and earnings per share for the third quarter were records in the Company's 29-year history.

The Company also declared a cash dividend of $0.03 per share of common stock payable on December 1, 1996 to shareholders of record as of November 15, 1996. The new quarterly rate represents a 20% increase from the prior rate of $0.025 per share. The increase in the quarterly dividend is the sixth increase in the last ten quarters.

The Company also announced that it expects to commence an offering of approximately 4.6 million shares of mandatory convertible preferred stock in late October 1996. The net proceeds of the shares sold by the Company will be used for general corporate purposes. The managing underwriters for the offering are expected to be Prudential Securities Incorporated,

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Bear, Stearns & Co. Inc., Montgomery Securities and Oppenheimer & Co., Inc.
Copies of the prospectus related to the offering may be obtained from any of the managing underwriters or from the persons listed above.

"The Money Store continues to post strong growth in loan origination, serviced loans, revenues and net income. The Company's historically strong growth rates coupled with the strength of the overall stock market make this an appropriate time to raise capital. This will give us the opportunity to continue to develop our business lines. Most significantly, we believe that the issuance of the additional shares will facilitate the ongoing building of shareholder value," stated Marc Turtletaub, president and chief executive officer of The Money Store.

Turtletaub continued, "The third quarter was a very strong quarter overall. Our three more mature divisions -- home equity lending, small business lending and student lending -- increased their loan originations in the third quarter of 1996 by 53%, 36% and 37%, respectively, when compared to the prior year quarter. Our auto finance division, established in January 1995, originated $127 million in the third quarter. This represents 226% growth over the third quarter of 1995 and a 27% increase over the second quarter of 1996. Due to the strong origination growth throughout the Company, the serviced loan portfolio was 43% higher at September 30, 1996 than it was a year earlier. In addition, revenues for the quarter grew 39%, driven by loan sales in excess of $1.4 billion during the quarter, compared to originations of $1.5 billion."

Turtletaub noted, "Our loan portfolio continued to perform as expected. The overall increase in delinquencies in the third quarter was consistent with what we had projected. We continued to build our credit loss reserves during the quarter, as we have over the last five years, by increasing the allowance for credit losses to 2.39% of our at-risk portfolio. The Company's allowance for credit losses at September 30, 1996 equals five times the annualized charge-off rate for the first nine months of 1996."

"Finally, we're very pleased that the performance of the Company and the strengthening of its balance sheet permit us to declare our 17th consecutive dividend and increase our dividend rate for the sixth time in the last ten quarters," Turtletaub concluded.

Selected results for the quarter and the nine months ended September 30, 1996, are as follows:

 . Revenues for the third quarter of 1996 were $202 million, an increase of 39% over revenues of $145 million in the third quarter of 1995. For the first nine months of 1996, revenues were $535 million, an increase of 53% over revenues of $350 million in the first nine months of 1995.

 .  Serviced loans increased 43% to $11.2 billion at September 30, 1996, from
   $7.8 billion at September 30, 1995. Home equity loans serviced increased 46% to $7.6 billion; SBA loans serviced increased 19% to $2.1 billion; student loans serviced increased 42% to $1.1 billion; and auto loans serviced increased 432% to $364 million.

 . Loan originations for the third quarter of 1996 were a record level of $1.5 billion, a 57% increase over originations of $951 million for the prior year quarter. Loan originations in the third quarter of 1996 and the increases they represent over the third quarter of 1995 for the respective divisions are as follows: home equity loans of $1.1 billion, up 53%; SBA loans of $154 million, up 36%; student loans of $140 million, up 37%; and auto loans of $127 million, up 226%.

 . Loan originations for the first nine months of 1996 were a Company record of $4.0 billion, a 54% increase over originations of $2.6 billion in the prior-year period. Loan originations for the first nine months of 1996 and the increases they represent over the first nine months of 1995 for the respective divisions are as follows: home equity loans of $3.0 billion, up 48%; SBA loans of $428 million, up 56%; student loans of $310 million, up 25%; and auto loans of $302 million, up 308%.

 . Loans sold by division during the third quarter and year-to-date, respectively, were as follows: home equity, $1.2 billion and $3.0 billion; SBA, $143 million and $401 million; student lending, $0 and $250 million; and auto finance, $50 million and $200 million.

 . The excess servicing spreads for loans sold during the third quarter and year-to-date, respectively, were as follows: home equity, 3.73% and 3.42%; SBA, 1.23% and 1.93%; and auto finance, 10.05% and 9.86%. There were no student loans sold in the third quarter; year-to-date excess servicing spreads for student loans sold were 1.41%.

 . Shareholders' equity of $418 million at September 30, 1996, was up 74% from $241 million at the end of 1995. Of that increase, $122 million resulted from the common stock offering in March 1996.

 . Thirty day-and-over delinquencies as of September 30, 1996, increased 39 basis points to 5.74% of home equity loans serviced; increased 30 basis points to 6.00% of SBA loans serviced; and increased 36 basis points to 3.19% of auto loans serviced, from the levels at June 30, 1996. Of The Money Store's total serviced loan portfolio, home equity loans represent 67.9%; the unguaranteed portions of SBA and student loans represent 5.1% and 0.2%, respectively; auto loans represent 3.2%; and the government-guaranteed portions of the SBA and student loans represent 14.0% and 9.6%, respectively.

 . For the quarter ended September 30, 1996, net home equity loans charged off were $10.4 million, which annualizes to 55 basis points of loans serviced, compared with 50 basis points annualized for the third quarter of 1995. Net home equity loans charged off for the first nine months of 1996 were $26.4 million, which annualizes to 46 basis points of home equity loans serviced. For all of 1995, net home equity loans charged off were $24.2 million, or 42 basis points of home equity loans serviced. Net SBA loans charged off were $711,000 for the third quarter of 1996, or 50 basis points annualized of unguaranteed SBA loans serviced, compared with 46 basis points annualized for the same period in 1995. Net SBA loans

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     charged off for the first nine months of 1996 were $2.0 million, which annualizes to 48 basis points of unguaranteed SBA loans serviced. SBA loans charged off were $1.7 million, or 40 basis points of unguaranteed SBA loans serviced for all of 1995. Net auto loans charged off for the third quarter of 1996 were $1.8 million, or 196 basis points annualized of the auto loan portfolio. Net auto loans charged off for the first nine months of 1996 were $4.0 million, which annualized to 146 basis points of auto loans serviced. Auto loans charged off for all of 1995 were $290,000 or 25 basis points of the portfolio.

 .    Collateral owned at September 30, 1996 was $36 million.

The Money Store is a national financial services company headquartered in Union, NJ. The Company is one of America's leading home equity lenders, the nation's leading Small Business Administration (SBA) lender and one of the country's largest originators of government-guaranteed student loans. In addition, the Company provides vehicle financing, primarily for used automobiles. At September 30, 1996, the Company operated 206 branch offices in 50 states, the District of Columbia and the Commonwealth of Puerto Rico.

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                     THE MONEY STORE INC. AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                 (Dollars in thousands except per share data)
                                  (Unaudited)


Consolidated Statement of Income Data:


                                               Three months                   Nine months
                                            ended September 30,            ended September 30,
                                            1996           1995            1996           1995
                                            ----           ----            ----           ----
Revenues
   Gain on sale of receivables        $   143,701     $   103,675     $   359,513     $   242,993
   Finance income, fees earned
    and other income                       58,483          41,586         175,791         106,691
                                      -----------     -----------     -----------     -----------
                                          202,184         145,261         535,304         349,684
                                      -----------     -----------     -----------     -----------

Expenses
   Salaries/employee benefits              42,892          32,338         117,001          86,031
   Other operating expenses                52,372          29,997         138,528          82,871
   Provision for credit losses             35,870          33,800          94,891          61,752
   Interest                                32,993          26,612          91,426          65,990
                                          164,127         122,747         441,846         286,644
                                      -----------     -----------     -----------     -----------
Income before income taxes                 38,057          22,514          93,458          53,040
Income taxes                               15,337           9,281          37,637          21,797
                                      -----------     -----------     -----------     -----------

Net income                            $    22,720     $    13,233     $    55,821     $    31,243
                                      ===========     ===========     ===========     ===========

Net income per share                  $      0.38     $      0.26     $      0.95     $      0.61
                                      ===========     ===========     ===========     ===========

Weighted average number of
 common shares outstanding             59,090,793      51,096,575      58,629,987      50,934,678
                                      ===========     ===========     ===========     ===========

Cash dividends                        $     1,438     $       920     $     3,954     $     2,411
                                      ===========     ===========     ===========     ===========

Consolidated Statement of Financial Condition Data:

                                                           As of               As of
                                                       September 30,       December 31,
                                                           1996                1995
                                                           ----                ----
                                                                             (Audited)
Receivables, net of allowance for credit losses
  of $19,902 and $15,591 in 1996 and 1995               $1,339,394          $1,029,853
Excess servicing asset                                  $  706,557          $  524,359
Total assets                                            $2,375,794          $1,792,248
Notes payable                                           $1,378,016          $1,075,892
Allowance for credit losses on loans sold               $  184,330          $  125,155
Subordinated debt                                       $   13,000          $   24,000
Shareholders' equity                                    $  418,408          $  241,126

Other Selected Financial Data:

                                                  For the                     For the
                                               Three months                 Nine months
                                            ended September 30,         ended September 30,
                                            1996           1995         1996           1995
                                            ----           ----         ----           ----
Volume of loans originated
 or purchased                            $ 1,489,524    $  950,546   $ 4,039,226    $2,626,513
Serviced loan portfolio                  $11,174,863    $7,812,260   $11,174,863    $7,812,260

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